Exhibit 10.3
Revolving Demand Note

Cleveland, Ohio	January 1, 2006
     For Value Received, John D. Oil and Gas Company, an Ohio Corporation (“Maker), promises to pay to the Richard M. Osborne Trust, Richard M. Osborne Trustee (“Holder”), such amounts as Holder loans to Maker from time to time, plus accrued interest, as described below.
     This Revolving Demand Note (“Note”) discharges and cancels the existing debt evidenced by a Promissory Note, dated as of October 24, 2001, between Liberty Self-Stor, Inc. (now known as John D. Oil and Gas Company), as Maker, and Holder (“Existing Note”). As of the date of this Note, the principal balance of the Existing Note is $591,910, which will continue in existence under the terms of this Note.
     This Note evidences indebtedness for amounts advanced and to be advanced by Holder to the Maker from time to time. The principal sum outstanding at any time and from time to time under this Note shall be equal to the unpaid amount of these advances as reflected on the books and records of the Maker. Interest shall be at the Prime Rate. The “Prime Rate” shall be a fluctuating daily rate equal at all times to the prime rate of interest as such prime rate of interest is determined by FirstMerit Bank, N.A., Cleveland, Ohio. As of the date hereof, the Prime Rate is seven and three-fourths percent (7.75%) per annum.
     The Holder may call for payments under this Note at any time or from time to time by giving notice to Maker in writing at least five business days before the date payment is due. This Note may be prepaid in whole or in part at any time without penalty.
     The Makers shall make all payments due under this Note to 8500 Station Street, Suite 113, Mentor, Ohio 44060, Attn: Richard M. Osborne, as Trustee for Richard M. Osborne Trustee or, at the option of Holder, at such other place or such other person(s) as the Holder may, at any time and from time to time, designate to Maker in writing.
     If an Event of Default, as defined below, occurs, then, the entire balance of principal then remaining unpaid, with accrued interest thereon (the “Debt”), shall bear interest at the Prime Rate plus 5% per annum or the maximum interest rate permitted by law, which ever is lower, until paid in full. The occurrence of any of the following constitutes an “Event of Default:” (a) Maker fails to make full and timely payments when due under this Note, (b) Maker applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property or assets, (c) Maker makes a general assignment for the benefit of its creditors, (d) Maker commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, (d) Maker is liquidated or dissolved, (e) Maker is adjudicated bankrupt or insolvent or is the subject of an order for relief under Title 11 of the United States Code, or (f) a final judgment for the payment of money is rendered against Maker, and the same shall remain undischarged for a period of ten (10) days thereafter.

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     If Maker fails to make full and timely payments of principal or interest when due under this Note, the Maker shall pay to Holder, in addition to such amounts due, all costs of collection, including reasonable attorneys’ fees.
     Maker hereby waives presentment, demand, protest and notice of dishonor or non-payment, and hereby waives, to the extent permitted by law, any right to have a jury participate in resolving or determining any dispute, whether sounding in contract, tort or otherwise, between Maker and the Holder arising out of or in any way relating to this Note.
     Holder’s failure to exercise any right or remedy available to it hereunder or at law or in equity, or any delay in exercising any such right or remedy, shall not operate as a waiver of any of Holder’s rights.
     This Note shall be governed, construed, and enforced in accordance with the laws of the State of Ohio.

John D. Oil and Gas Company

By:	/s/ Gregory J. Osborne

Itd: Gregory J. Osborne, President

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